EXHIBIT 99.1

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

Assets	March 24, 2012	December 31, 2011
Current assets:
Cash and cash equivalents	$700	773
Accounts and notes receivable, net	246,603	243,763
Inventories	322,386	308,621
Prepaid expenses and other	15,859	17,329
Deferred tax assets	6,157	6,896
Total current assets	591,705	577,382

Notes receivable, net	23,442	23,221

Property, plant and equipment:	688,060	686,794
Less accumulated depreciation and amortization	(418,486)	(413,695)
Net property, plant and equipment	269,574	273,099

Goodwill	171,092	170,941
Customer contracts and relationships, net	14,863	15,399
Investment in direct financing leases	2,603	2,677
Other assets	11,240	11,049
Total assets	$1,084,519	1,073,768

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$2,533	2,932
Accounts payable	234,898	234,722
Accrued expenses	49,199	61,459
Total current liabilities	286,630	299,113

Long-term debt	298,146	278,546
Capital lease obligations	15,358	15,905
Deferred tax liability, net	41,002	40,671
Other liabilities	35,657	34,910
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock - no par value.
Authorized 500 shares; none issued	-	-
Common stock of $1.66 2/3 par value
Authorized 50,000 shares; 13,751 and 13,727 shares issued, respectively	22,918	22,878
Additional paid-in capital	118,191	118,222
Common stock held in trust	(1,254)	(1,254)
Deferred compensation obligations	1,254	1,254
Accumulated other comprehensive loss	(14,707)	(14,707)
Retained earnings	333,564	330,470
Treasury stock at cost; 1,541 shares	(52,240)	(52,240)
Total stockholders' equity	407,726	404,623
Total liabilities and stockholders' equity	$1,084,519	1,073,768